Exhibit 99.1

Pinnacle Airlines Corp. Announces Third Quarter 2010 Profit of $9.4 Million

Company reports Diluted Earnings per Share of $0.51

MEMPHIS, TN – November 9, 2010 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported third quarter 2010 net income of $9.4 million and diluted earnings per share (“EPS”) of $0.51, an increase of 29% and 28%, respectively, over net income and EPS for the third quarter of 2009, excluding special items.  The Company reported consolidated operating income of $25.7 million in the third quarter of 2010, an increase of $1.9 million from the third quarter of 2009.

Mesaba Aviation, Inc. (“Mesaba”), which the Company acquired on July 1, 2010, achieved operating income of $3.1 million for the third quarter of 2010.  Mesaba’s EBITDA (earnings before interest, taxes, depreciation and amortization) was $4.4 million, which is consistent with the Company’s previously announced quarterly target under Mesaba’s operating agreements with Delta.  Inclusive of interest expense on a $63.3 million note issued as part of the acquisition, Mesaba contributed $1.0 million to the Company’s consolidated pre-tax earnings.

“I want to thank the People of Pinnacle Airlines Corp. for delivering a strong financial quarter for our shareholders,” said Philip Trenary, the Company’s President and Chief Executive Officer.  “Both Pinnacle Airlines and Colgan Air reported solid financial results in the third quarter of 2010, and the acquisition of Mesaba was accretive from day one.”

For the nine months ended September 30, 2010, the Company reported net income of $17.0 million and diluted EPS of $0.92, as compared to $17.6 million and $0.97 for the nine months ended September 30, 2009, excluding special items.

The Company took delivery of two Q400 aircraft during the third quarter of 2010 to be operated under the existing capacity purchase agreement with United Continental Holdings, Inc.  In October and November, the Company took delivery of three additional Q400 aircraft, the first new regional aircraft to be added to the United/Continental network since the merger of Continental Airlines and United Airlines closed on October 1.  One of these Q400 aircraft is the first regional aircraft to be delivered in the new United Express branded paint scheme.  The Company expects to take delivery of three additional Q400 aircraft during the remainder of the fourth quarter 2010 and seven Q400 aircraft in the first half of 2011.  This investment in new regional aircraft will increase the Company’s operations as a United Express carrier and further diversify the Company’s revenue.

The Company ended the quarter with total cash and cash equivalents of $126.7 million.  Operating cash flow during the third quarter was $59.6 million.  Operating cash flow was unusually high during the third quarter due to the acquisition of Mesaba and the timing of payments related to prepaid expenses, trade payables and accrued expenses.  The Company expects operating cash flow in the fourth quarter to be lower than the average achieved in the first three quarters of 2010, as prepaid expenses, trade payables and accrued expenses are expected to return to lower levels.  In addition, Management expects the balance of cash and cash equivalents to decline through April 2011 as the Company acquires new Q400 aircraft to operate under its capacity purchase agreement with United Continental Holdings, Inc.

“Our operating cash flow and liquidity strengthened considerably during the third quarter of 2010,” said Peter Hunt, the Company’s Chief Financial Officer.  “However, our liquidity will decrease in the fourth quarter of 2010 and first quarter of 2011 as we make investments in new, next-generation Q400 aircraft.  These investments will position us to continue to grow earnings and cash flow in the future.”

Third Quarter 2010 Financial and Operating Results

During the third quarter of 2010, Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s largest regional airline operating subsidiary, completed 110,381 block hours and 71,818 departures, increases of 3% and 1%, respectively, over the same period in 2009.  Pinnacle’s average daily utilization of its operating fleet increased by 2%.  Mesaba completed 68,186 block hours and 42,691 departures during the third quarter, with an average daily utilization of 8.1 block hours per day.  Colgan Air, Inc. (“Colgan”), the Company’s regional turboprop operating subsidiary, completed 35,384 block hours and 28,288 departures during the third quarter, decreases of 2% and 4%, respectively, from the same period in 2009.  Colgan operated one less Saab 340 aircraft within its pro-rate network during the third quarter.

The Company recorded consolidated operating revenue during the third quarter of 2010 of $302.3 million, an increase of $85.1 million, or 39%, over the same period in 2009.  The increase in operating revenue was largely attributable to the acquisition of Mesaba, which contributed additional revenue of $71.5 million.  Annual rate increases from the Company’s partners and higher reimbursable costs also contributed to the increase in consolidated operating revenue.

Pinnacle reported third quarter 2010 operating income and operating margin of $16.5 million and 9.9%, an increase of $0.8 million and a decrease of 0.2 points, respectively, from the third quarter of 2009. Operating income increased as a result of higher revenue from an annual increase in rates under Pinnacle’s operating agreements, slightly improved aircraft utilization, and a $0.5 million reduction in estimated performance based penalties that the Company had previously recorded.

Mesaba reported third quarter 2010 operating income and operating margin of $3.1 million and 4.3%, respectively.  Mesaba is temporarily operating a fleet of Saab 340 B+ aircraft under a capacity purchase agreement with Delta that is structurally designed to produce little or no EBITDA, resulting in a lower aggregate operating margin until this agreement expires in June 2012.

Colgan reported operating income and operating margin of $6.1 million and 9.5%, a decrease of $2.0 million and 3.6 points, respectively, from the third quarter of 2009.  Fuel costs associated with Colgan’s pro-rate operations increased by $0.6 million year-over-year.  Fuel cost per gallon during the third quarter of 2010 was $2.47, up 17% from $2.11 per gallon during the same period in 2009.  In addition, Colgan experienced an increase in salaries, wages and benefits of $1.0 million from lower productivity, higher health care and other benefits costs, and a buildup of crews in advance of the delivery of additional Q400 aircraft.  Colgan maintenance expense increased $2.9 million quarter-over-quarter primarily as a result of a maintenance contract covering Colgan’s Q400 engines as well as increased heavy airframe maintenance on Saab 340 aircraft.  These cost increases were partially offset by $2.7 million of additional revenue, primarily from a 10% increase in revenue-per-available-seat-mile in Colgan’s pro-rate markets.

Net nonoperating expense of $10.3 million for the three months ended September 30, 2010 increased by approximately $3.0 million as compared to the same period in 2009.  The Company recorded a nonrecurring gain of $4.2 million in the third quarter of 2009 related to sale of its ARS portfolio.  Excluding this gain, net nonoperating expense decreased by $1.3 million.  This decline is primarily due to the repayment of the Company’s senior convertible notes in the second half of 2009 and early 2010, partially offset by interest on a $63.3 million note issued as part of the acquisition of Mesaba.

Cash Flow

The Company generated $59.6 million in cash from operating activities during the third quarter of 2010.  The acquisition of Mesaba contributed to the increase in cash and cash equivalents, as Mesaba receives payments weekly under its contracts with Delta, yet the related operational expenses are typically not required to be paid to vendors for up to 30 days after completing flights.  In addition, Mesaba’s actual working capital (as defined under the stock purchase agreement with Delta Airlines) as of July 1, 2010 was $6.3 million higher than the targeted working capital under the stock purchase agreement, which ultimately resulted in additional operating cash flow during the third quarter.  The Company reimbursed Delta for this excess working capital in October 2010 through a $5.0 million cash payment and through a $1.3 million increase in the note issued to Delta as part of the acquisition.  Finally, the timing of payments related to prepaid expenses, trade payables and accrued expenses had a positive impact on operating cash flow during the third quarter.

Net cash used in investing activities for the three months ended September 30, 2010 was $0.2 million.  Approximately $4.2 million in outflows for routine capital expenditures were offset by approximately $4.0 million in inflows from ARS redemptions and cash received in the acquisition of Mesaba.

Net cash used in financing activities for the three months ended September 30, 2010 totaled $11.7 million, which is primarily related to scheduled principal payments on long-term debt obligations.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc.; Colgan Air, Inc.; and Mesaba Aviation, Inc.  Pinnacle Airlines, Inc. operates a fleet of 142 regional jets as Delta Connection in the United States, Belize, Mexico, and Canada. Colgan Air, Inc. operates a fleet of 50 regional turboprops as Continental Connection, United Express and US Airways Express in the northeastern United States and Texas.  Mesaba Aviation, Inc. operates a fleet of 60 regional jets and 30 jet-prop aircraft as Delta Connection in the United States.  The corporate headquarters is located in Memphis, Tenn.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, New York – John F. Kennedy airport, Washington Dulles, Houston, Memphis, Minneapolis/St. Paul, and Salt Lake City.  For further information about the Company, please refer to the Company’s Form 10-Q for the quarter ended September 30, 2010, which will soon be filed with the SEC.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), including Mesaba’s EBITDA for the three months ended September 30, 2010.  For 2009, these non-GAAP items include the Company's net nonoperating expense, net income, and diluted EPS for the three and nine months ended September 30, 2009, excluding special charges related to the excess of property insurance proceeds over cost basis of aircraft, ineffective portion of cash flow hedge, reversal of income tax reserves and related accrued interest, net investment gain, and the gain on debt extinguishment. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP. The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.
###

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,
	2010	2009

Operating revenues
Regional airline services	$297,197	$214,478
Other	5,138	2,730
Total operating revenues	302,335	217,208
Operating expenses
Salaries, wages and benefits	92,199	55,402
Aircraft rentals	34,000	30,093
Ground handling services	27,528	21,964
Aircraft maintenance, materials and repairs	39,198	25,311
Other rentals and landing fees	24,219	17,659
Aircraft fuel	6,814	6,197
Commissions and passenger related expense	6,466	5,660
Depreciation and amortization	10,293	9,377
Other	35,899	21,749
Total operating expenses	276,616	193,412
Operating income	25,719	23,796

Operating income as a percentage of operating revenues	8.5%	11.0%
Nonoperating (expense) income
Interest expense, net	(10,693)	(11,712)
Miscellaneous income, net	357	4,334
Total nonoperating expense	(10,336)	(7,378)
Income before income taxes	15,383	16,418
Income tax expense	(5,942)	(5,041)
Net income	$9,441	$11,377

Basic earnings per share	$0.52	$0.63

Diluted earnings per share	$0.51	$0.62

Shares used in computing basic earnings per share	18,137	17,970
Shares used in computing diluted earnings per share	18,392	18,204

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Nine Months Ended September 30,
	2010	2009

Operating revenues
Regional airline services	$717,530	$629,614
Other	11,605	6,679
Total operating revenues	729,135	636,293
Operating expenses
Salaries, wages and benefits	207,377	167,999
Aircraft rentals	94,055	90,679
Ground handling services	75,291	70,622
Aircraft maintenance, materials and repairs	92,814	76,780
Other rentals and landing fees	57,542	53,987
Aircraft fuel	19,234	15,968
Commissions and passenger related expense	16,090	15,714
Depreciation and amortization	27,927	26,740
Other	80,621	54,890
Total operating expenses	670,951	573,379
Operating income	58,184	62,914

Operating income as a percentage of operating revenues	8.0%	9.9%
Nonoperating (expense) income
Interest expense, net	(29,294)	(32,770)
Miscellaneous (expense) income, net	(922)	4,389
Total nonoperating expense	(30,216)	(28,381)
Income before income taxes	27,968	34,533
Income tax (expense) benefit	(10,948)	1,680
Net income	$17,020	$36,213

Basic earnings per share	$0.94	$2.02

Diluted earnings per share	$0.92	$2.01

Shares used in computing basic earnings per share	18,121	17,968
Shares used in computing diluted earnings per share	18,433	18,050

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2010	December 31, 2009
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$126,729	$91,574
Restricted cash	8,018	3,115
Receivables, net	43,021	34,518
Spare parts and supplies, net	34,879	19,472
Prepaid expenses and other assets	7,594	3,508
Assets held for sale	-	1,255
Deferred income taxes, net of allowance	10,141	10,406
Income taxes receivable	3,966	40,803
Total current assets	234,348	204,651
Property and equipment
Flight equipment	848,622	755,236
Aircraft pre-delivery payments	38,981	12,049
Other property and equipment	66,132	48,710
Less accumulated depreciation	(112,792)	(86,501)
Net property and equipment	840,943	729,494

Investments	1,709	2,723
Debt issuance costs, net	4,421	3,561
Goodwill	25,339	18,422
Intangible assets, net	16,066	12,586
Other assets, primarily insurance receivables	317,880	317,659
Total assets	$1,440,706	$1,289,096

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$51,132	$36,085
Senior convertible notes	-	30,596
Pre-delivery payment facility	30,552	2,027
Accounts payable	50,598	23,982
Deferred revenue	26,530	24,363
Accrued expenses and other current liabilities	98,309	60,610
Total current liabilities	257,121	177,663
Noncurrent pre-delivery payment facility	-	4,910
Long-term debt, less current maturities	577,255	519,234
Deferred revenue, net of current portion	166,860	177,711
Deferred income taxes	26,495	13,532
Other liabilities	290,236	293,809

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value; 40,000,000 shares authorized; 23,065,179 and 22,786,743 shares issued, respectively	231	228
Treasury stock, at cost, 4,493,327 and 4,450,092 shares, respectively	(68,479)	(68,152)
Additional paid-in capital	123,900	121,513
Accumulated other comprehensive loss	(13,012)	(14,431)
Retained earnings	80,099	63,079
Total stockholders’ equity	122,739	102,237
Total liabilities and stockholders’ equity	$1,440,706	$1,289,096

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)

	Nine Months Ended September 30,
	2010	2009

Cash provided by operating activities	$104,377	$83,982
Cash (used in) provided by investing activities	(6,910)	24,325
Cash used in financing activities	(62,312)	(96,565)
Net increase in cash and cash equivalents	35,155	11,742
Cash and cash equivalents at beginning of period	91,574	69,469
Cash and cash equivalents at end of period	$126,729	$81,211

Pinnacle Airlines Corp.
Pinnacle Operating Statistics (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change

Other Data:
Revenue passengers (in thousands)	2,755	2,953	(7)%	7,931	8,116	(2)%
Revenue passenger miles (“RPMs”) (in thousands)	1,190,396	1,203,519	(1)%	3,420,138	3,504,903	(2)%
Available seat miles (“ASMs”) (in thousands)	1,592,069	1,508,956	6%	4,598,110	4,638,257	(1)%
Passenger load factor	74.8%	79.8%	(5.0) pts.	74.4%	75.6%	(1.2) pts.
Operating revenue per ASM (in cents)	10.43	10.29	1%	10.56	10.03	5%
Operating cost per ASM (in cents)	9.40	9.25	2%	9.52	9.02	6%
Operating revenue per block hour	$1,505	$1,454	4%	$1,501	$1,442	4%
Operating cost per block hour	$1,355	$1,307	4%	$1,353	$1,298	4%
Block hours	110,381	106,802	3%	323,519	322,517	0%
Departures	71,818	71,002	1%	208,876	206,458	1%
Average daily utilization (block hours)	8.45	8.29	2%	8.35	8.36	(0)%
Average stage length (miles)	425	404	5%	422	427	(1)%

Number of operating aircraft (end of period)
CRJ-200	126	126	0%
CRJ-900	16	16	0%
Employees (end of period)	3,727	3,903	(5)%

Pinnacle Airlines Corp.
Mesaba Operating Statistics (Unaudited)

Three Months Ended September 30, 2010(1)

Other Data:
Revenue passengers (in thousands)	1,639
RPMs (in thousands)	910,891
ASMs (in thousands)	1,183,364
Passenger load factor	77.0%
Operating revenue per ASM (in cents)	6.05
Operating cost per ASM (in cents)	5.79
Operating revenue per block hour	$1,049
Operating cost per block hour	$1,004
Block hours	68,186
Departures	42,691
Average daily utilization (block hours)	8.06
Average stage length (miles)	525

Number of operating aircraft (end of period)
CRJ-900	41
CRJ-200	19
Saab 340 B+	32
Employees (end of period)	2,228

(1)
As previously discussed, the acquisition of Mesaba was completed on July 1, 2010. As such, Mesaba’s 2009 data is not presented. Mesaba’s 2010 data includes the period from the acquisition date through the three months ended September 30, 2010.

Pinnacle Airlines Corp.
Colgan Operating Statistics (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
Pro-rate Agreements:
Revenue passengers (in thousands)	335	332	1%	867	885	(2)%
RPMs (in thousands)	58,942	58,486	1%	149,846	154,100	(3)%
ASMs (in thousands)	116,949	122,642	(5)%	316,464	348,434	(9)%
Passenger load factor	50.4%	47.7%	2.7 pts.	47.4%	44.2%	3.2 pts.
Passenger yield (in cents)	76.64	73.75	4%	77.60	75.16	3%
Operating revenue per ASM (in cents)	38.63	35.17	10%	36.75	33.24	11%
Operating revenue per block hour	$1,948	$1,786	9%	$1,832	$1,683	9%
Block hours	23,192	24,152	(4)%	63,461	68,836	(8)%
Departures	20,515	21,273	(4)%	56,420	60,911	(7)%
Fuel consumption (in thousands of gallons)	2,759	2,935	(6)%	7,660	8,340	(8)%
Average price per gallon	$2.47	$2.11	17%	$2.51	$1.91	31%
Average fare	$135	$130	4%	$134	$131	2%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
Capacity Purchase Agreements:
Revenue passengers (in thousands)	408	427	(4)%	1,142	1,161	(2)%
RPMs (in thousands)	133,080	122,312	9%	351,601	325,113	8%
ASMs (in thousands)	183,317	169,371	8%	502,545	476,134	6%
Passenger load factor	72.6%	72.2%	0.4 pts.	70.0%	68.3%	1.7 pts.
Operating revenue per ASM (in cents)	10.49	11.00	(5)%	11.00	11.55	(5)%
Operating revenue per block hour	$1,577	$1,540	2%	$1,594	$1,547	3%
Block hours	12,192	12,103	1%	34,669	35,563	(3)%
Departures	7,773	8,059	(4)%	22,739	23,193	(2)%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
Total Colgan:
Block hours	35,384	36,255	(2)%	98,130	104,399	(6)%
Departures	28,288	29,332	(4)%	79,159	84,104	(6)%
ASMs (in thousands)	300,265	292,013	3%	819,009	824,568	(1)%
Total operating cost per ASM (in cents)	19.50	18.44	6%	20.13	18.77	7%
Total operating cost per block hour	$1,654	$1,485	11%	$1,680	$1,483	13%

Average daily utilization (block hours)	7.91	8.21	(4)%	7.44	7.89	(6)%
Average stage length (miles)	238	224	6%	230	221	(4)%
Number of operating aircraft (end of period)
Saab 340	34	34	0%
Q400	16	14	14%
Employees	1,442	1,326	9%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,
	2010	2009	% Increase (Decrease)
Net nonoperating expense:
Net nonoperating expense in accordance with GAAP	$(10,336)	$(7,378)	40%
Deduct: Net investment gain	-	(4,233)	N/A
Non-GAAP net nonoperating expense	$(10,336)	$(11,611)	(11)%

Mesaba EBITDA (earnings before interest, taxes, depreciation and amortization):
Mesaba operating income in accordance with GAAP	$3,065	N/A	N/A
Add: Mesaba depreciation and amortization	1,340	N/A	N/A
Non-GAAP Mesaba EBITDA	$4,405	N/A	N/A

Net income:
Net income in accordance with GAAP	$9,441	$11,377	(17)%
Deduct: Net investment gain, net of tax	-	(4,054)	N/A
Non-GAAP net income	$9,441	$7,323	29%

Diluted EPS:
Diluted EPS in accordance with GAAP	$0.51	$0.62	(18)%
Deduct: Net investment gain, net of tax	-	(0.22)	N/A
Non-GAAP diluted earnings per share	$0.51	$0.40	28%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Nine Months Ended September 30,
	2010	2009	% Increase (Decrease)
Net income:
Net income in accordance with GAAP	$17,020	$36,213	(53)%
Add: Aircraft retirement charges, net of tax	-	1,280	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft, net of tax	-	(540)	N/A
Deduct: Net investment gain, net of tax	-	(3,777)	N/A
Add: Ineffective portion of interest rate hedge, net of tax	-	921	N/A
Deduct: Reversal of interest on income tax reserves, net of tax	-	(1,849)	N/A
Deduct: Gain on repurchase of senior convertible notes, net of tax	-	(1,122)	N/A
Deduct: IRS settlement		(13,551)	N/A
Non-GAAP net income	$17,020	$17,575	(3)%

Diluted EPS:
Diluted EPS in accordance with GAAP	$0.92	$2.01	(54)%
Add: Aircraft retirement charges, net of tax	-	0.07	N/A
Deduct: Excess of property insurance proceeds over cost basis of aircraft, net of tax	-	(0.03)	N/A
Deduct: Net investment gain, net of tax	-	(0.21)	N/A
Add: Ineffective portion of interest rate hedge, net of tax	-	0.05	N/A
Deduct: Reversal of interest on income tax reserves, net of tax	-	(0.11)	N/A
Deduct: Gain on repurchase of senior convertible notes, net of tax	-	(0.06)	N/A
Deduct: IRS settlement	-	(0.75)	N/A
Non-GAAP diluted earnings per share	$0.92	$0.97	(5)%